NationsBank Corporation
NationsBank Corporate Center
Charlotte, NC 28255



NATIONSBANK(logo)                            News Release


FOR IMMEDIATE RELEASE

MARCH 6, 1996 -- NationsBank Corporation entered into an agreement yesterday for the underwritten public offering of $300 million in subordinated notes due March 2006.

The debt issue is part of a shelf registration for corporate debt securities and preferred and common stock previously declared effective by the Securities and Exchange Commission.

The 10-year non-callable subordinated notes have a coupon interest rate of 6 1\2 percent. The notes qualify as Tier 2 capital under the Federal Reserve Board's capital guidelines.

The offering will be sold through underwriters led by NationsBanc
Capital Markets, Inc., Bear, Stearns & Co. Inc., J.P. Morgan &
Co., Lehman Brothers and Merrill Lynch & Co. Closing is scheduled for March 11.

Proceeds from the debt issue will be used for general corporate purposes, including the redemption of certain outstanding debt securities.

NationsBank Corporation is the third-largest U.S. banking company, with total assets of $187 billion at Dec. 31, 1995. It operates full-service banking centers in nine states and the District of Columbia.

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Media contact:  Martha Larsh  (214) 508-0633